SUBJECT TO COMPLETION
As filed with the Securities and Exchange Commission on September 13, 1996.

                                             Registration No._________
____________________________________________________________________________
                    SECURITIES AND EXCHANGE COMMISSION

                          Washington, D.C. 20549





                    REGISTRATION STATEMENT ON FORM S-3 Under

                        THE SECURITIES ACT OF 1933




                   SPATIALIZER AUDIO LABORATORIES, INC.

          (Exact name of registrant as specified in its charter)

  Delaware                           3698                  95-4484725
(State or other jurisdiction   (Primary Standard          (I.R.S. Employer
of incorporation or            Industrial Classification) Identification
organization)                                             Number)

                    20700 Ventura Boulevard, Suite 134
                     Woodland Hills, California  91364
                              (818) 227-3370
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

         Steven D. Gershick, Chief Executive Officer and President
                   Spatializer Audio Laboratories, Inc.
                    20700 Ventura Boulevard, Suite 134
                     Woodland Hills, California  91364
                              (818) 227-3370
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               Copies to:
                          Margaret G. Graf, Esq.
               Brand Farrar Dziubla Freilich & Kolstad, LLP
                    515 South Flower Street, Suite 3500
                     Los Angeles, California 90071-2201
                             (213) 228-0288
                        Direct Dial: (213) 426-6260

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.
 /  /

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                      CALCULATION OF REGISTRATION FEE

<CAPTION)
                                                  Proposed
Title of Each                   Proposed          Maximum
Class of                        Maximum           Aggregate    Amount of
Securities to   Amount to be    Offering Price    Offering     Registration
be Registered   Registered (1)  Per Share (2)     Price (2)    Fee (2)
Common
Stock, $.01
par value per
share           4,416,907         $4.00           $17,667,628  $6,093

(1) This Registration Statement relates to the resale of 3,308,607 shares of Common Stock issued prior to the filing date hereof and the resale of up to 1,108,300 shares of Common Stock issuable on the exercise of currently outstanding Options and Warrants.

(2) Pursuant to Rule 457(c), the fee calculation for securities is based on the average of the high and low prices of Registrant's Shares on Small Capital Company listings of the National Association of Securities Dealers Automated Quotation ("NASDAQ") system on August 16, 1996.


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange
Commission, acting pursuant to such Section 8(a), may determine.



                    SPATIALIZER AUDIO LABORATORIES, INC.
                           Cross-Reference Sheet
Item No.
Form S-3 Caption



1.   Forepart of the Registration Statement and Outside Front
     Cover Page of Prospectus
Outside Front and Cover Page


2.   Inside Front and Outside Back Cover Pages of Prospectus
Inside Front and Outside Back
Cover Pages of Prospectus


3.   Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges
The Company; Business; Risk
Factors; Capitalization


4.   Use of Proceeds
Use of Proceeds


5.   Determination of Offering Price
Not Applicable


6.   Dilution
Not Applicable


7.   Selling Security Holders
Selling Stockholders


8.   Plan of Distribution
Outside Front Cover; The
Company; Plan of Distribution


9.   Description of Securities to be Registered
Description of Capital Stock


10.  Interests of Named Experts and Counsel
Legal Matters; Experts


11.  Material Changes
Not Applicable


12.  Incorporation of Certain Information by Reference
Incorporation of Certain
Information by Reference




13. Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Indemnification and Personal
Liability of Officers and
Directors

                       [Front Cover of Prospectus]
                              4,416,907 Shares
                    SPATIALIZER AUDIO LABORATORIES, INC.
                          (A Delaware Corporation)


The 4,416,907 shares of Common Stock, $.01 U.S. par value ("Common Stock") of Spatializer Audio Laboratories, Inc., a Delaware corporation (the "Company") being offered hereby for resale by certain stockholders of the Company
(the "Selling Stockholders"), include 3,308,607 shares of Common Stock which are currently outstanding and 1,108,300 shares of Common Stock reserved for issuance on the exercise of outstanding Options and Warrants. Of these, 819,300 shares of the Common Stock are, or upon exercise of Options and Warrants will be, held by Selling Stockholders who are officers or directors of the Company.

The Company's Common Stock is listed on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") under the symbol "SPAZ" and on the Vancouver Stock Exchange ("VSE") under the symbol "SLB.U." On August 16, 1996, the closing price of the Common Stock on the NASDAQ was $3.875 U.S. and on the VSE was $4.00 U.S.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. SIMILARLY, NO CANADIAN FEDERAL OR PROVINCIAL COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES NOR HAS ANY CANADIAN FEDERAL OR PROVINCIAL COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

             _________________________________________________


See "Risk Factors" for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered for resale hereby.

             _________________________________________________

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+CERTAIN MATTERS AND RISKS RELATED TO THE BUSINESS OF THE COMPANY, INCLUDING+ +THE FACT THAT THE COMPANY HAS INCURRED LOSSES FROM ITS INCEPTION THROUGH +
+ITS MOST RECENT FISCAL YEAR AND FISCAL QUARTER, ARE DISCUSSED IN           +
+"INVESTMENT CONSIDERATIONS AND RISK FACTORS."                              +
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
               ___________________________________________


           The Date of this Prospectus is September ___, 1996
                    ____________________________________
    No person is authorized in connection with this Prospectus to give any information or to make any representations about the Company, the Selling Stockholder, the securities referenced herein, or any matter referenced herein, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of such securities in any jurisdiction or to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities in accordance herewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

                   ______________________________________


                                  CURRENCY
    Unless otherwise indicated, all financial data contained herein is denominated in United States dollars. The exchange rate used for translating Canadian dollars into U.S. dollars is Cdn. $1.00 equals U.S. $0.7317, the noon buying rate in New York City for cable transfers in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York on August 29, 1996. Translations of certain Canadian dollar amounts into U.S. dollars should not be construed as representations that the Canadian dollar amounts actually represent U.S. dollars at the rate indicated or at any other rate.
                 _________________________________________


                       ENFORCEMENT OF LEGAL REMEDIES

    Spatializer-Yukon, the predecessor publicly-held entity to the Company, was a Canadian corporation. Certain of the persons involved with the Company as professional advisors are resident in Canada. As a result, it may be difficult to effect service within the United States upon such persons or to realize on any judgment by any court of the United States which is predicated on civil liabilities under the 1933 Act. Messrs. DuMoulin Black, Canadian counsel, have advised that there is doubt as to the enforceability in Canada, either in original actions or through enforcement of United States judgments, of liabilities predicated solely upon violations of the 1933 Act or the rules and regulations promulgated thereunder.

                _________________________________________


                           AVAILABLE INFORMATION


     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (together with all information incorporated by reference, amendments and exhibits and schedules thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, part of which has been omitted in accordance with the rules and regulations of the Commission. In addition, the Registration Statement and this Prospectus incorporate by reference certain materials previously filed with the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement the exhibits thereto and the materials incorporated by reference. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and in each instance reference is made to such contract or other document for a more complete description and each such statement is qualified in its entirety by such reference. The Company became subject to the reporting requirements imposed under the Securities Exchange Act of 1934 (the "1934 Act") on August 21, 1995, and has filed all reports required to be filed since such date.


     The Company furnishes its stockholders with annual reports containing audited financial statements and quarterly or other interim reports containing financial and other information to the extent required under the 1934 Act or by the VSE, NASDAQ or other applicable authorities. The Registration Statement and the reports, proxy statements and other information may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 5760 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036. Copies of these materials can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Company and its predecessor, Spatializer Audio Laboratories, Inc., a Yukon corporation ("Spatializer-Yukon") , have been subject, as applicable, to the information and reporting requirements under the Yukon Territory Business Corporations Act and the British Columbia Securities Act. Spatializer-Yukon and the Company, as applicable, have filed periodic reports, proxy materials and other reports with the Superintendent of Brokers for British Columbia and the VSE. Such reports can be inspected and copied, at the expense of the person requesting the report, at the VSE offices at 609 Granville Street, 4th Floor, Vancouver, B.C. V7Y 1H1 and at the offices of the Superintendent of Brokers for British Columbia at 865 Hornby Street, Suite 1200, Vancouver, B.C.
 V6Z 2H4, at prescribed rates.

     Upon request, the Company will provide copies of materials on file at the Commission, the VSE, or the Superintendent of Brokers to stockholders, including material incorporated herein by reference. Requests should be made in writing to Spatializer Audio Laboratories, Inc. at 20700 Ventura Boulevard, Suite 134, Woodland Hills, California 91364, Attention: Secretary, telephone
(818) 227-3370.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
     The following documents have been filed by the Company with the Commission and are incorporated by reference herein: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) Proxy Statement dated June
25, 1996; and (iii) Report on Form 10-Q for the quarter ended June 30, 1996, as amended by an amendment dated September 10, 1996.
     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus or any Prospectus Supplement to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any Prospectus Supplement. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. Those documents are available upon request from the Company, at the address listed in Additional
Information, above.

                                THE COMPANY
     Since the founding of its predecessor in the mid-1980s, the Company has focused its principal efforts on developing and patenting a proprietary stereo enhancement technology called Spatializer 3-D Stereo, an audio signal processing technology which creates a vivid and expansive three-dimensional surround sound listening experience from any stereo source input using only two ordinary speakers. As an open-ended system, Spatializer technology can be used in either production or playback applications, or both. Spatializer therefore is competitive with products or processes employing either approach, but is unique because it can do both. The Company's strategy has involved exploiting the patented Spatializer technology base through licensing activities and through the sale of its own proprietary hardware and software products, obtaining recognition for the Spatializer brand name through association with globally recognized consumer electronic brand names, and broadening its base of technologies to provide for continued growth. Through contractual arrangements, the Company has manufactured and distributed professional products since 1993 and introduced its first consumer product in 1996. The Company has established a sales, marketing and licensing organization to exploit the technology in music, film, broadcast multimedia and home theater markets. For the manufacture and sale of the integrated circuit ("IC") incorporating the Spatializer technology, the Company has entered into Foundry Licenses (as hereinafter defined) and to date, there are Foundry Licenses with Matsushita Electronics Corporation ("MEC"), ESS Technology, Inc. ("ESS") and OnChip Systems, Inc. ("OnChip"). The ICs are sold only to manufacturers that are licensed by the Company to incorporate the Spatializer IC into products under OEM agreements with the Company.
To date, the Company has OEM arrangements with more than 35 major global manufacturers, including Texas Instruments, Digital Equipment Corporation
( DEC ), Panasonic, Sharp, Hitachi, Compaq and Labtec Enterprises.

     In developing and bringing the Spatializer 3-D technology to market, the Company recognized that the business skills and expertise associated with introducing, developing and licensing a technology can be successfully translated to other technologies and product applications. As a result, the Company's longer-term strategy is to identify significant new audio and video technologies, in the consumer electronics, computer multimedia and telecommunications industries, which have been developed to the early or pre-prototype stage and to provide the technological expertise, marketing, distribution, corporate, and other support needed to translate the technology from concept to a fully-marketed commercial and consumer product application. Management believes that its technological and marketing expertise, and its understanding of synergistic technologies, along with its corporate structure and manufacturing and distribution relationships, will facilitate this objective.

    In June 1996, the Company began to implement its longer term technology strategy when it acquired certain development stage, network based, compact disc server technologies and related assets (sometimes referred to as the MultiDisc transaction) from Home Theater Products International, Inc.
("HTP"). The acquisition substantially broadens the Company's technology portfolio, capitalizes on the Company's strong manufacturing and OEM licensing relationships, and positions the Company for long-term growth in significant new markets. The MultiDisc transaction brings to the Company a combination of proprietary electromechanical designs, robotics, operating software, firmware and other intellectual property which should position the Company in new media digital markets forming through the convergence of the personal computer, consumer electronics and telecommunications industries. It represents the Company's first step toward implementing management's long-term objective of supplementing the Spatializer endeavor by developing and gaining access to complementary technologies independently and through strategic alliances with other participants. The MultiDisc technologies are expected to be generating revenues in 1997.

    Prior to the MultiDisc transaction, the Company had conducted substantially all of its operations through Desper Products, Inc. ("DPI").
In connection with the MultiDisc transaction, the Company formed MultiDisc Technologies, Inc. ("MDT") to pursue the technology development activities and has limited the activities of DPI to its audio signal processing business operations. It also has consolidated general corporate activities in the Company. The Company was formed in February 1994 to participate in a Plan of Arrangement pursuant to which the outstanding shares of Spatializer Audio Laboratories, Inc., a publicly held Yukon corporation ( Spatializer-
Yukon ) were exchanged for an equal number of shares of the Common Stock of the Company and the outstanding Options and Warrants in Spatializer-Yukon were exchanged for an equal number of Options and Warrants in the Company ("Domestication Transaction"), and, as a result, the Company is the successor to Spatializer-Yukon. Spatializer-Yukon was liquidated in early 1996. Unless the context otherwise requires, references to the "Company" include Spatializer Audio Laboratories, Inc., a Delaware corporation (the "Company"), and its wholly-owned subsidiaries DPI (a California corporation), MDT
(a Delaware corporation) and Spatializer-Yukon.

    The principal address of the Company is 20700 Ventura Boulevard, Suite 134, Woodland Hills, California 91364, telephone (818) 227-3370, telecopy (818) 227-9750; WWW Site:http;//www.spatializer.com/.

The Offering

     The Offering relates to the resale of up to 3,308,607 shares of Common Stock which are currently outstanding and 1,108,300 shares of Common Stock reserved for issuance upon exercise of presently outstanding Warrants and Options (both as hereinafter defined). Securities offered for resale hereunder are to be offered for resale for the account of the Selling Stockholders who already hold stock, Warrants or Options, including certain officers, directors and affiliates. The Company is not entitled to any of the proceeds of sale of any such securities by the Selling Stockholders, but the Company will pay the expenses of the filing of the Registration Statement.

     The Company will receive the proceeds, in the ordinary course, from any exercise of outstanding Options and Warrants. If all outstanding Options are exercised, the Company will receive proceeds of approximately $995,000. If all the Warrants are fully exercised, the Company will receive a total of up to approximately $1,133,800. The proceeds from the exercise of Options and Warrants, from time to time, will be used to fund general corporate purposes and for strategic acquisitions or alliances.

Sales by Selling Stockholders

    The shares of Common Stock being offered for resale by the Selling Stockholders pursuant to this Prospectus may be offered by them in varying amounts and transactions so long as this Prospectus is then current under the rules of the Commission and the Registration Statement has not been withdrawn by the Company. The Offering may be through the facilities of NASDAQ, the VSE or such other exchange or reporting system where the Common Stock may be traded. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To the knowledge of the Company, as of the date hereof, no one has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock. See "Plan of Distribution."

Outstanding Securities
Shares of Common Stock Outstanding at August 16, 1996:  18,871,429

    Reserved for Issuance - Options                      1,333,232
    Reserved for Issuance - Warrants                       316,500

Total Shares of Common Stock Outstanding
Assuming Exercise of Warrants and Options:              20,521,161
Shares offered by Selling Stockholders
 (including 1,108,300 shares reserved for
  issuance on exercise of Warrants and
  Options)                                             4,416,907

    This Prospectus includes references to MultiDisc and other trademarks, tradenames, and product names of the Company and of other entities, some of which may not be designated as such.

                              RISK FACTORS
    Investment in the Company's securities is speculative. In evaluating the Company's business, prospective investors should consider carefully the following factors, in addition to the other information contained in or incorporated by reference into this Prospectus, before making a decision to purchase securities of the Company. A prospective purchaser should not consider an investment in the Company unless such person is capable of sustaining an economic loss of the investment.

Limited Products

    Since 1991, the Company has focused principally on the development and manufacture of a professional audio processing system, on the manufacture and distribution of analog ICs through Foundry Licenses and on the manufacture and distribution of an add-on system for the consumer marketplace. The professional system was introduced into the market in limited quantities in May 1993, and generally has not generated significant revenues. To date, over 3 million ICs have been manufactured and shipped. The first Spatializer brand consumer audio product employing Spatializer 3-D technology was introduced in the United States in the first quarter of 1996, but no assurance can be given that the Company will be successful with these or future products.
The Company finalized the MDT transaction in June 1996 at a contract cost of $950,000 cash plus acquisition costs of approximately $100,000. The Company estimates that $1.5 million in additional capital will be needed to complete the development of the MultiDisc network based compact disc server technologies through the proof of concept stage, but there is no assurance that it will be successful in its efforts to prove the concepts of those technologies or to develop applications therefrom. Since August 1991, the Company has raised approximately $18.4 million in investment capital to finance technology development and operations. At June 30, 1996, the Company had an accumulated deficit of approximately $12.6 million and current liabilities of approximately $670,000 (including approximately $128,000 due to related parties). See "Business."

Technology - Pending Patent Infringement Suit

    The Company's success will depend significantly on its ability to obtain and enforce intellectual property protection for its technologies in the United States and in other jurisdictions. The Company holds a U.S. patent comprising forty claims covering major aspects of the Spatializer
3-D audio technologies and holds additional patent applications or rights to other audio enhancement technologies and to the MultiDisc server technologies. However, there is no assurance that these rights will not be challenged, invalidated or circumvented, or that the Company's competitors will not independently develop or patent technologies that are equivalent or superior to the Company's technology.

         In response to a competitor's claim that the Company's  Spatializer
3-D audio technology has infringed patents held by QSound Labs, Inc. ( QSound ), a competitor, the Company initiated a declaratory relief action against the competitor seeking, inter alia, a determination that the Company does not infringe the competitor s patents and for damages. On August 29, 1996, the Court granted the Company s summary judgment motion in its entirety and denying QSound's cross-motion. The ruling confirms the Company s position that its patents and all of the implementations of Spatializer s ICs do not infringe any patents of QSound. QSound has announced its intent to appeal. While the developments in the litigation have, to date, supported the Company, the existence of the litigation is costly for the Company, has tempered acceptance of the Company's products and is indicative of the business and litigation risks faced by any technology enterprise.

    Also, in connection with the MultiDisc transaction, the Company has acquired four patent applications and further technology rights and the Company plans to continue to acquire, as needed, other technology rights needed to protect its technological requirements. As the Company pursues its longer term strategy of exploring various technologies, the importance of properly obtaining and enforcing its intellectual property rights will continue to be a critical issue.

    While the Company has attempted to protect its technology and general intellectual property rights, there is no assurance that the Company's efforts will effectively protect against piracy or theft. Monitoring and identifying unauthorized use of such technology may prove difficult, and the cost of litigation may impact the Company's ability to adequately guard against such piracy and infringement. While the Company believes the steps it has taken to guard against any such abuses are reasonable, there is no assurance it will be successful in this effort.

Impact of Possible Delays
    It is impossible to predict the timing or the amount, if any, of revenues which the Company will receive from current or future product sales and licensing activities. Any substantial delay in product development or technology introduction could result in significant delays in revenues and could allow competitors to reach the market with products before the Company. In view of the emerging nature of the technology involved, the Company's expansion into other technology areas and the uncertainties concerning the ability of the Company's products to achieve meaningful commercial acceptance, there can be no assurance of when or if the Company will achieve or sustain profitability.

Dependence on Management

    The future success of the Company primarily depends on the abilities and efforts of a small number of individuals, with particular management obligations. Loss of the services of any of these persons could adversely
affect the Company's business prospects.   While the Company believes that
it will be able to recruit and retain personnel with the skills required for future growth, there can be no assurance that it will be successful in such efforts. Failure to do so could have an adverse impact upon the Company's business, the results of its operations and its prospects.

The Financial Position of the Company -  Additional Financing

    Based on current operating plans and the addition of MDT which is focused primarily on research and development of new technologies, management believes that existing cash balances along with operating revenues will be sufficient to satisfy the Company's requirements for the twelve months following the effective date hereof. However, additional cash may be required for the further development of the MultiDisc technology, for the introduction of other new technologies or products and for the acquisition of technologies or enterprises complementary to the Company's business. The Company will seek to generate additional capital as needed, through private or public financings, including equity financings, collaborative arrangements with others and, if available, bank financing. The inability of the Company to raise additional capital on acceptable terms in the future may have a material adverse effect on its business, results of operations, liquidity and prospects. See "Use of Proceeds."

Competition

    The Company is seeking commercial acceptance of its products in highly competitive markets. The Company's future success is dependent on establishing and maintaining the technological superiority of its products over those of competitors and its ability to successfully identify and bring other compatible technologies and products to market. Certain of the Company's current competitors operating in the enhanced sound market and in the other technology areas the Company will enter with the MultiDisc and future technology licensing efforts, may have access to greater financial resources than the Company. Both the enhanced sound and disc changer industries are currently characterized principally by smaller entities, which like the Company, frequently seek capital through equity financings or strategic alliances. There is no assurance that the Company's present or contemplated future products will achieve or maintain sufficient commercial acceptance, or if they do, that functionally equivalent products will not be developed by current or future competitors with access to significantly greater resources. See "Business."

Domestication Transaction

    The structure of the Domestication Transaction was selected, in part, to accommodate U.S. and Canadian tax considerations and, in particular, certain Canadian corporate income tax provisions which do not provide the tax-free corporate reorganization provisions available in similar transactions under U.S. tax laws. The transaction was structured to minimize any potential adverse tax consequences for the Company or its stockholders and to defer Canadian tax which, at that time, would otherwise apply to the corporation as a result of the Domestication Transaction. In connection with the liquidation of Spatializer-Yukon in 1996, the Company paid Canadian income tax, based on the Company s valuation of the Series A Preferred Shares of DPI (issued to the Company in the Domestication Transaction in exchange for the DPI common shares owned by the Company prior to the commencement of the Domestication Transaction). However, there is no assurance that Canadian or U.S. tax authorities will not challenge the Company's valuation of the Series A Preferred Shares of DPI or the treatment of the transaction for tax purposes. The Restated Articles of Incorporation of DPI state that in the event that the Canadian tax authorities challenge the valuation of the Series A Preferred Shares of DPI, such valuation shall be calculated using a fair market value determined by agreement between the taxing authority and the Company or by a competent tribunal. In the event the Company is ultimately unable to establish a valuation which is acceptable to Canadian tax authorities or the Canadian tax authorities challenge the treatment of the transaction, there could be a substantial increase in the Company's tax liability arising from the Domestication Transaction. Any such liability would be payable from the Company's general assets and there is no certainty that the Company would be able to pay any such increase in tax liability from its available financial resources.

No Assured Market for Stock

    The Common Stock of the Company trades on NASDAQ under the symbol
"SPAZ" and is listed and traded on the VSE under the symbol "SLB.U." To the extent the market price of the Company's Common Stock falls below U.S. $5.00 per share, additional requirements imposed on broker-dealers by the Penny Stock Reform Act of 1990 may apply and inhibit the development of a trading market. There is no assurance that the Company's current trading will be retained or expanded so as to correspond with an investor's desire for a ready market for shares owned in the Company.

Possible Issuance of Preferred Stock

    The Company is authorized to issue up to 1,000,000 shares of preferred stock ("Preferred Stock") in one or more series, the terms of which are to be determined by the Board of Directors, without further action by shareholders, and may include voting rights (including the right to vote as a class on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding, and the Company has no present plan for the issuance thereof. The issuance of any Preferred Stock could affect the rights of the holders of Common Stock and the value of the Common Stock, and could also make it more difficult for the holders of the Common Stock to control voting with respect to significant corporate transactions. See "Description of Securities."

Control By Officers and Directors

    Current directors and officers of the Company and the executive officers of its subsidiaries beneficially own or control or have rights to acquire 8,145,444 shares of Common Stock or approximately 40% of the fully diluted Common Stock of the Company. As a result, in addition to their influence as officers and directors, if such persons act together as stockholders, they can substantially control actions by the stockholders with respect to the business and affairs of the Company.

Shares Eligible for Future Sale - Market Overhang - Escrowed Performance Shares

    Virtually all of the Company's currently outstanding Common Stock, including the Common Stock (other than a portion of the Escrowed Performance Shares) held by affiliates of the Company, will be tradeable currently or in the near future, either under this Prospectus, pursuant to Rule 144 or through exempt transactions on the VSE or otherwise "outside the United States." Of the issued and outstanding shares of Common Stock, 5,776,700 are held by officers, directors and other founders or employees as Escrowed Performance Shares. Currently, under applicable VSE policies, the Escrowed Performance Shares are to be released pro rata in accordance with the terms of the escrow agreement when the Company has generated cumulative cash flow of Cdn. $0.6285 per share, on the basis of one share for each Cdn. $.6285 of cumulative cash flow generated by DPI, or the shares may be released if the VSE permits such a release on an alternative basis. Any shares not released from escrow by July 9, 2002 are to be canceled. In 1996, the Company applied to the VSE to revise the arrangements. The revised arrangements were approved by the Company's stockholders, all in accordance with the VSE requirements and the VSE has confirmed its support of the modification but other Canadian regulatory reviews are pending. If granted, the shares would be released on specified dates rather than based on certain earnings. Under the modified arrangements, with respect to each holder, 15% of the Escrowed Performance Shares would vest on September 30, 1996; 25% of the Escrowed Performance Shares would vest on September 30, 1997; 30% of the Escrowed Performance Shares would vest on September 30, 1998; and the remaining 30% of the Escrowed Performance Shares would vest on September 30, 1999, so long as the individual had not voluntarily terminated his or her relationship with the Company. For financial reporting purposes, under the modification, the Company will be required to reflect the value of the Escrowed Performance Shares as a compensation expense, resulting in a non-cash financial accounting charge to the Company's earnings and profits, calculated at the market price of the Company's Common Stock on the date the shares are released from the original escrow and become subject to the modification. See "Shares Eligible for Future Sale."

Dividend Policy

    The Company has not paid any cash dividends on its Common Stock and has no present intention of paying any dividends. The current policy of the Company is to retain earnings, if any, for use in operations and in the development of its business. The future dividend policy of the Company will be determined from time to time by the Board of Directors.


                              USE OF PROCEEDS
    Securities offered for resale hereunder are to be offered for the account of the Selling Stockholders. The Company is not entitled to any of the proceeds of sale of any such securities, but the Company will pay the expenses of the filing of the Registration Statement. The Company will receive the proceeds, in the ordinary course, from any exercise of outstanding Options and Warrants and will apply those proceeds to general corporate purposes. If all outstanding Options are exercised, the Company will receive proceeds of approximately $995,000. If all the warrants are fully exercised, the Company will receive proceeds of up to approximately $1,133,800.

                              CAPITALIZATION
    The following table sets forth the capitalization of the Company as of June 30, 1996, assuming none of the currently outstanding Options or Warrants are exercised.
DEBT

Notes Payable                                       $ 25,300
Advances from Related Parties                        127,896
                                                    --------
Total Debt                                          $153,196


STOCKHOLDERS' EQUITY

Preferred shares, $.01 par value, 1,000,000
shares authorized, no shares issued or
outstanding                                    $          --

Common Stock, $.01 par value, 50,000,000 shares
authorized 18,212,731 shares issued and
outstanding at June 30, 1996                         182,127

Common Shares Subscribed, 648,865 shares               6,489

Additional Paid-In Capital                        17,987,062

Accumulated Deficit                              (12,584,019)

Foreign Currency Translation Adjustment                 (767)
                                                -------------
Total Stockholders' Equity                      $  5,590,892

Total Capitalization                            $  5,744,088
                                                ============

                   SELECTED CONSOLIDATED FINANCIAL DATA
    The following selected consolidated financial data should be read in conjunction with the Company's Consolidated Financial Statements and related Notes and with "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference elsewhere herein. The selected data presented below under the headings "Consolidated Statement of Operations Data" and "Consolidated Balance Sheet Data" as of and for the year ended December 31, 1995, as of and for the four month period ended December 31, 1994, as of and for each of the years in the three-year period ended August 31, 1994, are derived from the consolidated financial statements of Spatializer Audio Laboratories, Inc. and subsidiaries, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1995 and 1994, and for the years ended December 31, 1995, August 31, 1994 and 1993 and for the four-month period ended December 31, 1994, are incorporated by reference elsewhere in this Prospectus. The selected data presented below as of and for the year ended August 31, 1991, are derived from unaudited financial statements of Desper Products, Inc. The selected data presented below as of June 30, 1996 and for the six month periods ended June 30, 1995 and June 30, 1996 are derived from unaudited consolidated financial statements of Spatializer Audio Laboratories, Inc. and subsidiaries incorporated by reference elsewhere in this Prospectus.

TABLE:  SELECTED CONSOLIDATED FINANCIAL DATA

                                     Fiscal Year Ended August 31,
                              -------------------------------------------
                                1991(1)     1992(2)    1993(2)    1994(3)
                              (unaudited)
Consolidated Statement
of Operations Data
Revenues                           -           -           97         140

Cost of
Revenues                           -           -          (55)        (61)

Gross Profit                       -           -           42          79

Operating
Expenses                         (218)     (1,039>     (2,120)     (1,808)

Interest Income
(Expense), Net                    (21)        (29)        (25)        (79)

Loss for
the Period                       (239)     (1,068)     (2,103)     (1,808)

Loss Per
Common Share                    N/A(4)      (0.42)      (0.37)      (0.26)

Weighted
Average
Common Shares
Outstanding(7)                  N/A(4)  2,518,373    5,740,298  6,891,546

SELECTED CONSOLIDATED FINANCIAL DATA (continued)

                      Four-Month     Fiscal
                     Period Ended  Year Ended      Six Months Ended June 30,
                     December 31, December 31,   ------------------------------------
                       1994(3)(4)    1995(3)           1995(3)    1996(5)(6)
                                                   (Unaudited)    (Unaudited)
Consolidated Statement
of Operations Data
(continued)
Revenues                    187        1,230               568           937

Cost of
Revenues                    (25)         (79)              (45)          (84)

Gross Profit                162        1,151               523           853

Operating
Expenses                 (1,339)      (4,466)           (1,817)       (3,438)

Interest Income
(Expense), Net              (16)          74                 9            56

Loss for
the Period               (1,193)      (3,241)           (1,285)       (2,529)

Loss Per
Common Share              (0.14)       (0.32)            (0.14)        (0.21)

Weighted
Average
Common Shares
Outstanding(7)        8,552,535   10,156,816         9,217,958    12,039,532

SELECTED CONSOLIDATED FINANCIAL DATA (cont'd.)

(dollars in thousands, except per share amounts)

                                       Fiscal Year Ended
                     -------------------------------------------------
                       1991(1)      1992(2)      1993(2)        1994(3)
                     (unaudited)
Consolidated
Balance Sheet
Data

Cash and
Cash Equivalents       $    --     $    669      $ 500        $ 1,779

Working
Capital                   (438)         278        (66)             6

Total
Assets                       6          764        932          2,676

Advances from
Related Parties            549          332        433            539

Shareholder's
Note Payable                --          --         292            --

Total Share-
holder's Equity       $   (573)    $    361      $  69       $    288

SELECTED CONSOLIDATED FINANCIAL DATA (cont'd.)

                                            Four-Month             Fiscal
                                  Period Ended          Year Ended
                    December 31,  December 31,    Six Months Ended June 30,
                     1994(3)(4)     1995(3)           1995(3)    1996(5)(6)
                                                      (audited)(unaudited)

Consolidated Balance
Sheet Data
Cash and Cash
Equivalents             $1,540       $3,113          $  810        $2,834

Working Capital            982        3,159           4,518         4,591

Total Assets             2,318        4,420           5,836         6,257

Advances from
Related Parties            517          325             448           128

Shareholders'
Note Payable               --           --              --             --

Total Share-
holders' Equity         $1,367       $3,697          $4,963        $5,591

_____________________

(1) Unaudited financial statements for "DPI".

(2) A reverse take-over was completed on July 14, 1992. As a result, the financial statements for this fiscal year reflect the consolidation of Spatializer-Yukon with DPI.

(3) A Plan of Arrangement was completed on July 27, 1994 whereby the situs of the company was moved to Delaware. Spatializer Audio Laboratories, Inc., a Delaware corporation ("Spatializer-Delaware"), became the parent company for Spatializer-Yukon and DPI. The financial statements for this fiscal year reflect the consolidation of all three entities.

(4) Not comparative.

(5) Effective February 1996, Spatializer-Yukon was dissolved and liquidated under the laws of the Yukon Territory. As such, the financial statements for this period reflect the liquidation and distribution of the assets of Spatializer-Yukon to Spatializer-Delaware.

(6) In June, 1996, the Company formed MDT, a wholly-owned subsidiary, and completed the acquisition of assets from HTP. Prior to this acquisition, MDT had no activity. As such, the financial statements for this period reflect the consolidation of Spatializer-Delaware, Spatializer-Yukon, DPI and MDT from June 24, 1996, the date of the asset acquisition.

(7) Loss per common share has been calculated based on the weighted average number of common shares outstanding other than the escrowed performance shares. Escrowed performance shares, outstanding options and warrants to purchase common stock have not been included in the calculation of loss per share as their effect would be antidilutive.



                                 BUSINESS
    This Prospectus incorporates by reference the documents listed herein, including the business descriptions contained therein. (See "Documents Incorporated by Reference.") For the convenience of the reader, the Company has included in this Prospectus a business section which integrates and updates those descriptions and describes recent business developments.

Overview

    The Company is in the business of developing, through its operating subsidiaries, proprietary technologies and products. Until recently, essentially all of these efforts were directed to Spatializer, an advanced audio signal processing technology. Currently the Company is also developing the MultiDisc network based compact disc server hardware and software technologies, which it acquired in June 1996.


Audio Signal Processing Technologies

    Spatializer 3-D audio signal processing is the Company's base line technology. It creates a vivid and expansive three-dimensional surround sound listening experience from two ordinary speakers. As an integrated circuit ("IC"), it can be easily implemented in any product utilizing stereo audio to spatially enhance conventionally-recorded material during playback, or may be utilized to dynamically control the localization and placement of individual sounds around the listener. The Company's strategy involves exploiting the patented Spatializer technology base through licensing activities and through the sale of its own proprietary hardware and software products, obtaining recognition for the Spatializer brand name through association with globally recognized consumer electronic brand names, and broadening its base of technologies to provide for continued growth.

    Spatializer audio processing technology allows "3-D" sound enhancement to be encoded during production or added in real-time during playback. Once introduced, Spatialization is automatically reproduced at all steps and survive both "lossless" and "lossey" compression and decompression schemes without additional decoding equipment. The recorded product is compatible with multiple speaker surround sound implementations. The technology can be employed in a manner that is fully and automatically compatible with monophonic radio and television broadcast sources. Any consumer product incorporating stereo audio is a potential candidate for Spatializer 3-D audio enhancement. Spatializer 3-D stereo technology is implemented in both analog and digital forms, and in IC hardware and software applications. Spatializer technology also includes the unique Double Detect & Protect
("DDP ") circuitry which continuously monitors spectral and spatial content of the audio signal to automatically optimize the level of spatial processing, providing consistent and coherent stereo imaging and "set and forget" ease of use to consumers.

Products and Licensing Arrangements

Professional Recording, Film and Broadcast Products

    The Company's PRO Spatializer , manufactured by a third party for the Company, is a microprocessor based audio production system designed for professional recording, film and broadcast applications. It offers a multi-track real-time processor that permits spatial expansion, 360 degree dynamic sound movement, and localization of monophonic and stereo sources utilizing conventional two-speaker stereo playback. It may be used in any phase of the recording process and is fully compatible with all standard stereo playback systems. The PRO Spatializer is an expandable system which offers from eight to twenty-four channels and is marketed as a basic 16-channel system at a suggested retail price of approximately $9,000, with a separate 8-channel expansion module at a suggested retail price of $2,000. For the professional user, the Company also markets Spatializer-8, a non-expandable version of the PRO Spatializer which limits operator control to eight simultaneous recording channels; and DIGITAL Spatializer, a product designed for professional record mastering providing full control over all spatial audio parameters entirely within the digital domain. The Spatializer-8 and DIGITAL Spatializer are marketed at a suggested list prices of approximately $6,000 and $4,000, respectively. Sales of the Company's professional products to date have not generated significant revenues.

    However, the Company s professional products, which were used in the worldwide broadcast of the 1996 Summer Centennial Olympics in Atlanta, have provided the Company with considerable exposure in motion pictures, recording and television projects including Twentieth Century Fox's film Broken
Arrow; Paramount s "Crimson Tide"; Disney's "The Lion King"; Bonnie Raitt's Grammy Award winning "Longing in Their Hearts"; Barbra Streisand's live concert album entitled "Barbra -- The Concert"; Michael Jackson's "HIStory" CD; and hundreds of episodes of Warner Bros. animated TV series, including "Animaniacs"; "Batman: The Animated Series"; "Tazmania"; and
"Tiny Toon Adventures". In addition, PRO Spatializer has been used in connection with the broadcasts of the Grammy Awards for the past three years. Capitalizing upon that name recognition, the Company has recently expanded the market for its technology and products into computer games and multimedia title production, environments particularly well suited to "3-D" sound effects.

Consumer Audio Products
    In January 1996, the Company introduced its first Spatializer brand product for consumers, the HTMS 2510 Stereo Surround Sound System. The device is an easy to install add-on, about the size of a VCR, that converts any two speaker or multiple speaker home stereo into a state-of-the-art home theater system. The suggested retail price for the HTMS 2510 is $249.  At the Winter Consumer Electronics Show in January, 1996, the HTMS 2510 won a prestigious "Innovations Awards" for excellence in product design and
innovation, as did eight other products which feature Spatializer   audio
technology from Panasonic, Proton and Labtec.

New Products and Products in Development

    The following are highlights of Company audio products currently reaching the market or in development:

         PT3D, a software plug-in which provides Spatializer 3-D sound imaging and enhancement for digital audio workstations, used in the production of audio for music, films and computer games.

         Spatializer 3-D MAP positional audio enhancement software for Windows '95. Directed to PC manufacturers and PC game developers, this software brings a new level of interactive audio to the PC market. When used in combination with an on-board Spatializer IC, it provides a robust suite of 3-D stereo enhancement and positional audio capabilities for all sources of audio on a multimedia computer. The new Sports Illustrated MicroLeague Baseball game being introduced this year incorporates this software.

         RETRO, a rack mount 3-D audio processor for the semi-professional recording market is currently being developed for market introduction in fall of 1996 and the Company is pursuing development efforts for other advanced audio solutions.

         Currently under development are two other technologies -- a realtime positional audio for headphones and speakers directed primarily to the multimedia PC market, and -- a new technology designed to create spatially accurate reproduction of multichannel audio signals (including Dolby AC-3, DTS and Dolby ProLogic) over two ordinary speakers.

Licensing Activities

    The Company licenses its Spatializer proprietary technology through semiconductor manufacturing licenses with foundries that are directly involved in the manufacture and distribution of the Spatializer Audio
Processor ICs ("Foundry Licenses") and through OEM licenses or, more recently, logo usage agreements with manufacturers of consumer products which incorporate the IC ("OEM agreements"). Licensees fund all costs of incorporating the technology in their products.

    The Company's first CD-quality analog IC for consumer audio and multimedia computing applications was developed in conjunction with Matsushita Electronics Corporation ("MEC"), one of the largest semiconductor foundries in the world and a subsidiary of Matsushita Electric Industrial Co., Ltd. ("MEI"), a global manufacturer of consumer electronics and other goods under the Panasonic, Technics, Quasar and National registered names. The Spatializer Audio Processor IC, which began to reach widespread commercial distribution in 1995, combines the core sound localization and spatial expansion capabilities of the Company's professional model into a single 20-pin chip format which is adaptable for use in any audio and video consumer product. MEC manufactures the IC under a Foundry License and, until second quarter of 1996, MEC accounted for all of the Company's IC sales. During the second quarter of 1996, two other semiconductor foundries ESS Technology ("ESS") and OnChip Systems ("OnChip") began commercial distribution of their ICs incorporating the Spatializer technology. ESS offers a multifunction IC principally for multimedia laptop computing applications and OnChip offers a pair of standalone ICs.

    The terms of the Foundry Licenses have been negotiated on an individual basis. Under the initial Foundry Licenses, the manufacturer was required to make an up-front payment, either as a license issuance fee or as a prepayment of future running royalties. In addition, a royalty calculated on a per unit basis ("running royalty"), was paid as the IC was shipped from the foundry to the various OEMs. The initial Foundry Licenses specified that the manufacturers could ship only to OEM purchasers who had separately entered into OEM agreements with the Company to incorporate the Spatializer IC in their products. The OEM agreements to date generally required an up-front issuance fee and a running royalty based on product volume or similar terms. This structure provided early cash flow to the Company as the licenses were signed but became cumbersome and deterred sales to OEMs who viewed the separate license as burdensome.

    In late 1995, the Company began to focus on modifying the economic structure of its licensing program with MEI (which acts as the primary sales force for the MEC ICs) in order to simplify the sales process and to accelerate shipment. The Foundry Licenses now provide for "bundled" royalties which entitle the foundry to sell the ICs directly to the OEM purchasers thereby requiring only that the OEM purchaser enter into a simplified logo usage agreement with the Company which does not require any direct payment of running royalties to the Company. Under the new OEM logo usage agreements, the OEM purchasers are freed from the payment, accounting and negotiation burdens of royalty bearing licenses. From a revenue perspective, the Company now receives bundled license revenues as the ICs are shipped by the foundry rather than when the products incorporating the ICs are manufactured and sold by the OEM. While the shift to the new structure delayed the Company's rate of new licenses in the second quarter of 1996, this new structure is expected to ease the burden for the OEM purchasers and result in an increased adoption rate for the ICs in the future. In 1995, the Company reported approximately $234,000 in royalties from MEC. In the first two quarters of 1996 total royalties have been $743,300 of which 28%, 21% and 14% came from MEC, Compaq and OnChip, respectively.

    The following table is a representative list of the OEMs with whom the Company has entered into OEM agreements:

    OEM                        Product Descriptions/ Brand Names

Anam Electronics Co., Ltd.     Equalizers and micro component systems,
                               including Akai brand

Compaq Computer Corporation    Presario computers

Digital Equipment Corporation  Computer equipment and peripherals

Hitachi, Ltd.                  Wide-screen direct view color televisions

International Jensen, Inc.     Computer speakers

Konami Co, Ltd.                Video arcade game

Labtec Enterprises, Inc.       Amplified computer speakers; Imager 3D
                               audio processor

Matsushita Electric Industrial Panasonic portable audio stereos, Karaoke
(MEI)                          Systems, and VCRs

Sharp Corporation              Color televisions and VCRs

Texas Instruments              Laptop computers



MultiDisc  Network Based Compact Disc Server Technologies
    As its first effort to broaden the Company's technology portfolio and capitalize on the Company's strong manufacturing and OEM relationships, in June 1996, the Company acquired certain MultiDisc technologies and assets from HTP, a debtor-in-possession, for $950,000 in cash. The transaction, which was implemented through a court-approved sale in the HTP bankruptcy proceeding, includes an array of development-stage compact disc server technologies and positions the Company for longer term growth in a significant new market.

    The MultiDisc transaction brings to Spatializer a unique combination of proprietary electromechanical designs, robotics, operating software, firmware and intellectual property technology. The core technology, conceived by Robert Montelius and Rene Bos, the two MultiDisc founders, is reflected in four patent applications acquired by the Company in the MultiDisc transaction. The technology, when proved and developed, is expected to feature a flexible modular design, which allows extremely high-density and expandable disc storage, and allows the user to quickly support all current and future 12cm.
CD and Digital Versatile Disc ("DVD") formats. Since the MultiDisc technology is expected to be fully configurable, scalable, and drive independent, any new improvements in CD drive speed, format, optics or media capacity can be easily accommodated. The net result is expected to be a new class of devices significantly faster, smaller and more capable than existing solutions at a fraction of their current cost. Devices built on the technology are expected to have applications in numerous global markets where online, near real-time data access, storage, archiving and retrieval are required.

    Two key elements of the MultiDisc technology are its extremely high storage density and the passive expansion which is expected to be included in the design implementations. As a result, a MultiDisc technology storage unit could be designed to hold up to 300 CDs in a chassis the size of a standard desktop computer with each disc immediately accessible through the proprietary search and retrieval technology. In addition, since the MultiDisc technology is being designed with a view toward passive expandability, additional storage modules can be "added" with only marginal hardware costs thereby allowing for configuring hundreds or even thousands of CD's into a single device. With the forecasted growth in business networking, Internet and Intranet servers, and on-line access to ever growing data storage market, the market demand for network-capable scalable compact disc-based storage and archiving technologies is expected to rise sharply in the next few years.

    MDT devices should have applications in home entertainment and information and in commercial structures where mass storage of near on-line data that can be accessed by computer systems on a network or internet is required.
The devices should be well suited for audio and video applications for the full range of medical records, Internet data files, commercial, corporate, and government files where reduced storage space and rapid access would offer major marketing opportunities. The Company expects that MDT can generate revenues for a variety of rapidly expanding markets including computer data storage and entertainment in 1997.

    Within the wide range of possible markets, the Company plans to focus its initial efforts on the development of commercial and home entertainment servers and special application data servers, particularly for archiving and medical record access. The commercial market includes automated music servers for use in radio stations and cable delivered music systems for video-on-demand for smaller applications in hotels, resorts and on airplanes. Home market products are more likely to be designed to serve as multi format disc servers for music and video, integrated into a home entertainment system so that both CD and DVD formats can be stored in a single enclosure for retrieval and playback through a home stereo or home theater system.

    In data services, the Company will target existing CD-ROM users, particularly the networked users who need a near on-line storage device to meet their networked computer needs, since the need for CD drives in each computer could be eliminated and network users could gain direct access to information through the CD server rather than through a desk top.

    For medical data, MDT servers could support both medical records and medical image storage and retrieval. In medical storage, the trend to automated compressed systems is expected to continue as pressures on medical cost reduction and quality assurance increase. In medical imaging the MDT data server can provide storage for thousands of digital diagnostic images for access and distribution within a hospital or medical center or for access by consulting professionals at remote sites. The Company believes that there are additional market opportunities for MDT, including check image storage in banks, on-line resources and retrieval in libraries and similar archives, on-line instruction in schools and industry, documentation and listing insurance, real estate and banking, and in government and industry where on-line sourcing maintenance for reference manuals, property confirmation records and income tax data are expected to replace paper files in the near future.

    In the MultiDisc transaction, Irwin Zucker was appointed as President and a Director of MDT and Messrs. Bos and Montelius each became a Vice-President and director of MDT and Messrs. Bos, Montelius and Zucker each entered into employment agreements with MDT with an initial term through December 1997, at base salaries of $140,000 for Mr. Zucker and $120,000 for the others.
Under the agreements, the individuals serve full time and either the individual or MDT may terminate the employment by June 30 of the first term or any extension period and MDT may terminate for cause at any time or, at its option, at the end of the original or any extended term on 30-days prior written notice. In the event of certain terminations, the employee is entitled to payment of one year's salary, depending on the conditions.
The employment agreements provide employee benefits generally available to other executives of the Company. In addition, Mr. Zucker is to be granted 50,000 options and Messrs. Bos and Montelius are each to receive 25,000 options, all to acquire Company Common Stock. They are also entitled to participate in a bonus and equity plan based principally on certain MDT operating results under certain conditions that equity can be exchanged for Company stock.

Revenues and Expenses

    The Company generates revenues from the sale and distribution of proprietary consumer, multimedia computer and professional audio products manufactured for the Company through third-party agreements and from the licensing revenues generated from Foundry Licenses and OEM Agreements and future arrangements. The Company believes that its short and mid-term revenues will be generated principally from the licensing arrangements and that its longer term revenues may be generated both from the licensing and from manufacture and sale of proprietary consumer products in the 3-D Stereo, MultiDisc and other future technologies.

    The success of the 3-D Stereo products will depend on widespread acceptance in consumer electronics and personal computer markets, continued promotion of the Spatializer name by well recognized OEMs, and further name recognition attained through the association of the Company's professional products in connection with successful computer and video games, multimedia titles, recordings, feature films and commercial television projects. The Company plans to take a similar approach with the MultiDisc technologies, again focusing principally on licensing revenues and a newly identified and growing market for CD and DVD based archiving, storage and retrieval of information. There can be no assurance the Company will be successful in these activities or in negotiating manufacturing or distribution agreements on terms favorable to the Company, or that any product will be produced at a price which will be profitable, or in sufficient time to be commercially viable.

    Primarily following a licensing model, the Company intends to limit its inventory, capital cost, personnel and overhead cost exposure in connection with its proprietary products by entering into third-party manufacturing and distribution arrangements. Licensing operations are managed internally by Company personnel and supported as needed by industry consultants. Sales of professional audio products are currently accomplished through a worldwide network of professional audio dealers and managed by Company personnel.
Sales of consumer products will be implemented principally through direct sales efforts and through a network of manufacturer representatives managed internally by Company sales and marketing personnel. Sales of MultiDisc products are expected to be addressed in a similar manner. There can be no assurance that any such manufacturing, sales or distribution agreements will be successfully negotiated at terms favorable to the Company.

Competition

Audio Marketplace

    The Company competes with a number of entities that produce various audio enhancement processes, technologies and products, some utilizing traditional two-speaker playback, others utilizing multiple speakers, and others restricted to headphone listening. These include the consumer versions of multiple speaker, matrix and discrete digital technologies developed for theatrical motion picture exhibition such as Dolby ProLogic, Dolby AC-3, Dolby Digital Multimedia and DTS, as well as other technologies designed to create an enhanced stereo image from two or more speakers.

     The Company has two direct competitors QSound headquartered in Calgary, Alberta and SRS Labs, Inc., headquartered in Irvine, California, both of which are in the public market offering various types of three-dimensional audio enhancement technologies. In addition, headphone based 3D audio technologies have recently been announced by Aureal Semiconductor (Crystal River Engineering) of San Jose, California and privately held Virtual Listening Systems, located in Gainesville, Florida. In the future, the Company s products and technologies also may compete with audio technologies and product applications developed by other companies including entities that have business relationships with the Company.

    Spatializer technology was developed and proven in professional recording and broadcast applications and has been designed to provide a full range of CD quality, high performance stereo enhancement and sound localization capabilities. Unlike other technologies in the consumer market, the Company offers unique DDP dynamic optimization circuitry which permit a set and forget ease of use and assures that the resulting enhanced stereo image is natural, stable, coherent, and never overprocessed, regardless of source material. Spatializer technology may be easily implemented as software or as an inexpensive IC and works with any existing recorded material whether monophonic, stereo or surround encoded. As a result, Spatializer technologies are both an alternative and complement to other more expensive multichannel, multispeaker audio technologies.

    The Company believes that it will compete based primarily on the robustness, and performance of its proprietary technologies, the breadth of its technology and product offerings, its superior engineering and OEM support, the strength of its IC manufacturing and OEM relationships and the Spatializer brand name recognition in the industry.

Compact Disc Server Marketplace

    The multiple disc server and CD-ROM changer industry is emerging and is currently characterized by a single market leader NSM, a German based entity which is adapting its audio jukebox expertise to CD-ROM applications and by a number of small companies and specialty groups in large and established enterprises which are seeking to enter the market. NSM sells products under its own label and as an OEM for other manufacturers such as Kodak. NSM offers only hardware and is dependent on third parties for control and interface software and on system integrators and value-added resellers (VARs) to implement the hardware for individual solutions. The other entities generally offer either large capacity free-standing disc changers (like the NSM products) for network environments or small capacity changers (for ten or fewer discs) for personal computer markets. The NSM products require an end-user investment of approximately $20,000 for a fully configured solution. Large capacity systems are currently offered by DISC, Kubik, Dynatek, Boffin, Hyundai, Denon and Kodak; small capacity systems are available from Mountain Data Systems (Nakamichi), NFC, TeleVideo and JVC. Only Pioneer and
Smart & Friendly offer both large and small capacity changers.

    The Company believes that if the MultiDisc technology is proved and reaches market, it will compete in both large and small capacity markets principally because of its flexible and configurable technology and its ability to integrate the technology in turnkey solutions for the end-user. Currently, the Company intends to enter the market through licensing, OEM relationships and other strategic arrangements rather than as a direct manufacturer.

Other Developments

Approval of 1996 Incentive Plan

    At the Company's 1996 Annual Meeting, stockholders approved the 1996 Incentive Plan ( 1996 Plan ) which provides for performance based incentives and other equity interests, thereby complementing the Company's 1995 Plan which was limited to option grants. The 1996 Plan makes available for awards 500,000 newly issued shares of the Company's Common Stock. In addition, under the 1996 Plan, 575,000 Performance Shares became available for when Steven Desper, Carlo Civelli and three other holders waived their rights to 450,000, 50,000 and an aggregate of 75,000 current Performance Shares, respectively.
The shares are being allocated to officers and employees, including 100,000 shares to Steven Gershick, 10,000 to Gilbert Segel, 50,000 to James Pace, 175,000 to William N. Craft and an aggregate of 240,000 shares to nine (9) persons as a group. These allocations are reflected in the share ownership showin in "Selling Stockholders."

Performance Share Modification

    In addition, at the Annual Meeting, the stockholders approved the modification in the arrangement under which the Escrowed Performance Shares are held. Under VSE rules, the 5,766,700 Escrowed Performance Shares have been treated as issued and outstanding for voting purposes but are contingent and defeasible and do not participate as to dividends, or assets in liquidation. Currently, under applicable VSE policies, the shares are to be released pro rata when the Company has generated cumulative cash flow of Cdn. $0.6285 per share, on the basis of one share for each Cdn. $.6285 of cumulative cash flow generated by DPI, or the shares may be released if the VSE permits such a release on an alternative basis. In 1996, the Company applied to the VSE to revise the arrangements. The revised arrangements contemplate that, with respect to each holder, 15% of the Escrowed Performance Shares would vest on September 30, 1996; 25% of the Escrowed Performance Shares would vest on September 30, 1997; 30% of the Escrowed Performance Shares would vest on September 30, 1998; and the remaining 30% of the Escrowed Performance Shares would vest on September 30, 1999. The revised arrangements which have been supported by the VSE were approved by the Company's stockholders, in accordance with a VSE requirement, but certain Canadian regulatory reviews are pending. Until such reviews are complete, the modification by its terms will not be effective.

Legal Proceedings

    On August 29, 1996, the Court granted the Company's summary judgment motion in its entirety and denied the motion by QSound in the pending patent infringement litigation between the Company and QSound. In granting the Company s summary judgment motion, the Court found that the Company's IC does not infringe the QSound patent and denied QSound's motion with respect to infringement. The Company's claim that the QSound patent is invalid was not decided and, since the issues which the Court would need to consider on the patent invalidity claim are similar to certain issues considered in the infringement claim, QSound was granted the right to immediately appeal the denial of its motion and trial on the invalidity issue was deferred until after that appeal. QSound has announced that it will appeal. In substance, the Court's finding confirms the Company's position that there is no infringement by the Company's IC of any patent held by QSound and that the claims by QSound are without merit. If the appeal is denied and the Court's decision is confirmed on appeal, the Company intends to pursue the remaining claims for damages and for a decision that the QSound patent is invalid. If the appeal is granted and the Court's decision on the motion is overruled, a trial on the merits would follow at which time the Company will again assert its current position, which already was adopted in the grant of the Company's summary judgment motion, and will assert its remaining claims against QSound.


SELLING STOCKHOLDERS


SELLING STOCKHOLDERS

The shares of Common Stock offered hereunder are to be offered for sale, from time to time, by persons acquiring them in private placements since the Domestication Transaction or who have or may acquire the shares on exercise, from time to time, of Warrants or Options held by them.

The following tables set forth the names and addresses of each of the Listed Selling Stockholders (other than officers and directors), indicates their relationship to the Company or its predecessors and specifies security ownership at July 31, 1996 before and after giving effect to the sale of common stock registered hereunder.

                                                                                         Percentage
                                                                    Securities To       Ownership After
                                                       Percentage   Be Retained        Offering, if all
                                                        Ownership   if all Registered  Registered
Name and           Category of Shares         Shares     Before     Securities         Securities are
Relationship      Beneficially Owned (1)     Offered   Offering (2) Are Sold           Sold (2)

Carlo Civelli
Director (3)
                    Shares -    2,430,078       187,500               2,242,578
                    Escrow -    1,340,880             0               1,340,880
                    Warrants -          0             0                       0
                    Option -      100,000       100,000                       0
                    Total  -    3,870,958       287,500       19.2    3,583,458           17.7


Stephen W. Desper
Director
                    Shares -        5,369                                 5,369
                    Escrow -    1,904,676                             1,904,676
                    Option -       68,800        68,800                       0
                    Total  -    1,978,845                      9.8    1,910,045            9.5

Jerold R. Rubinstein
Director
                    Shares -            0                                     0
                    Escrow -      150,000                               150,000
                    Option -      100,000       100,000                       0
                    Total  -      250,000                      1.2      150,000             *

David Foster
Director
                    Shares -       52,500                                52,500
                    Escrow -      100,000                               100,000
                    Option -      100,000       100,000                       0
                    Total  -      252,500                      1.3      152,500             *

Steven D. Gershick
Director,
Chief Executive
Officer
                    Shares -            0                                     0
                    Escrow -      793,144                               793,144
                    Option -      108,000       108,000                       0
                    Total  -      901,144                      4.5      793,144            3.9


Gerald E. Mullen
Director of DPI
                    Shares -            0                                     0
                    Escrow -      193,112                               193,112
                    Option -      100,000       100,000                       0
                    Total  -      293,112                      1.5      193,112            1.0

James D. Pace
Director
                    Shares -       10,000                                10,000
                    Escrow -      126,997                               126,997
                    Option -       90,000        90,000                       0
                    Total  -      226,997                      1.1      136,997             *

William E. Whitlock
Director of DPI
                    Shares -            0                                     0
                    Escrow -      157,495                               157,495
                    Option -       35,000        35,000                       0
                    Total  -      192,495                      1.0      157,495             *

Jeffrey C. Evans
Director of DPI
                    Shares -       10,000                                10,000
                    Escrow -       84,497                                84,497
                    Option -       40,000        40,000                       0
                    Total  -      134,497                       *        97,447             *

Wendy M. Guerrero
Chief Financial Officer
                    Shares -       10,000                                10,000
                    Escrow -       50,000                                50,000
                    Option -       42,500        30,000                  12,500
                    Total  -      102,500                       *        72,500             *



William N. Craft
Chief Technology
Officer and President
of DPI
                    Shares -            0                                     0
                    Escrow -      175,000                               175,000
                    Option -       35,000        35,000                       0
                    Total  -      210,000                      1.0      175,000             *

Timothy R. Bratton

                    Shares -            0
                    Option -        5,500
                    Total  -        5,500         5,500         *        None              None

ABN-AMRO Bank
Talstrasse 41
8022 Zurich
Switzerland
                    Shares -      215,000
                    Warrant-       12,500
                    Total  -      227,500       227,500        1.1       None              None

VBP Finanz AG
Talstrasse 83
8023 Zurich,
Switzerland
                    Shares -      342,500
                    Warrant-            0
                    Total  -      342,500       342,500        1.7       None              None

Verwaltungs-Und
Privatbank AG
Vaduz, Liechtenstein
                    Shares -       60,000
                    Warrant-       75,000
                    Total  -      135,000       135,000        *         None              None

Union Bank of Switzerland
8021 Zurich
Switzerland
                    Shares -       60,000
                    Warrant-       30,000
                    Total  -       90,000       90,000         *         None              None

Romofin AG
Burglestrasse 6
8027 Zurich
Switzerland
                   Shares -       195,000
                   Warrant-        32,500
                   Total  -       227,500      227,500        1.1        None              None

Royal Bank of Scotland
Talstrasse 82
8001 Zurich
Switzerland
                   Shares -        42,400
                   Warrant-         7,500
                   Total -         49,900      49,900          *         None              None

Bank Sarasin & CIE
Loevenstraasse 11
8022 Zurich
Switzerland
                   Shares -       413,000
                   Warrants -       9,500
                   Total -        422,500     422,500         2.1        None              None

Vananda Investment Trust
Reg
Aeulestrasse 5
9490 Vaduz
Liechtenstein
                   Shares -       475,000
                   Warrants -           0
                   Total -        475,000     475,000         2.4        None              None

Victoria Finance Ltd.
Sir Walter Raleigh House
The Esplanada
St. Helier,
Channel Islands
                   Shares -        62,500
                   Warrants -           0
                   Total -         62,500      62,500          *         None              None


Govett American Small
Companies Trust
c/o Royal Banking
     Canada
Royal Bank Plaza
Toronto, Ontario
CANADA  M5J255
                   Shares -       187,500
                   Warrants -           0
                   Total -        187,500     187,500          *         None              None

John Tognetti
1100 - 400 Burrard St.
Vancouver,
British Columbia
CANADA VGC 3A6
                   Shares -        62,500
                   Warrants -           0
                   Total -         62,500      62,500          *         None              None

David Trudeau
801 South Main Street
Burbank, CA
                   Shares -        27,500
                   Warrants -           0
                   Total -         27,500      27,500          *         None              None

ROYTOR
Royal Bank Plaza
Toronto, Ontario
CANADA  M5J215
                   Shares -        66,750
                   Warrants -      12,000
                   Total -         78,750      78,750          *         None              None

Brandt Investments
Royal Trust Tower
P.O. Box 7500 Stn. A
Toronto, Ontario
CANADA  M5W142
                   Shares -       106,250
                   Warrants -           0
                   Total -        106,250     106,250          *         None              None

TORBAY
5 King Street W.A.
6th Floor
Toronto, Ontario
CANADA  M5K1A2
                   Shares -       104,750
                   Warrants -       1,500
                   Total -        106,250     106,250          *         None              None

RBC Dominion
 Securities
Commerce Court
 South
Toronto, Ontario
CANADA  M5L1A7
                   Shares -        90,000
                   Warrants -           0
                   Total -         90,000      90,000          *         None              None

Yorkton Securities,
 Inc.
1000-1055
 Dunsmuir St.
Vancouver,
British Columbia
CANADA  V7X1L4
                   Shares -        10,000
                   Warrants -       2,500
                   Total -         12,500      12,500          *         None              None

Rene Simon
Kuttelgasse 4
8001 Zurich
Switzerland
                   Shares -        40,067
                   Warrants -           0
                   Total -         40,067      40,067          *         None              None

ML Small Cap Fund
1 Place Ville Marie
Suite. 3601
Montreal, Quebec
CANADA  H3B3D2
                   Shares -        75,000
                   Warrants -           0
                   Total -         75,000      75,000          *         None              None

COOP BANK BASEL
Aeschenplatz 3
8002 Basel
Switzerland

                   Shares -        50,000
                   Warrants -      12,500
                   Total -         62,500      62,500          *         None              None

MARKI BAUMANN
& CO., AG
Dreikonigstrasse 8
8022 Zurich
Switzerland
                   Shares -        33,500
                   Warrants -       8,375
                   Total -         41,875      41,875          *         None              None

AFFIDA BANK
Post Fach 5274
8022 Zurich
Switzerland

                   Shares -        28,500
                   Warrants -       7,125
                   Total -         35,625      35,625          *         None              None

EAGLE CAPITAL LTD.
Leonhardshalde 21
8025 Zurich,
Switzerland

                   Shares -       150,000
                   Warrants -      37,500
                   Total -        187,500     187,500          *         None              None

FINSBURY
TECHNOLOGY TRUST
PLC
Alderman's House
Alderman's Walk
London  ECZM SXR
                   Shares -        50,000
                   Warrants -      12,500
                   Total -         62,500      62,500          *         None              None


HENRY PLATT
825 Fifth Avenue
New York, New York
10021  USA
                   Shares -        35,000
                   Warrants -       8,750
                   Total -         43,750      43,750          *         None              None

WILLIAM PITT
Living Trust
920 Tangier Avenue
Palm Beach, Florida
33480-3518  USA
                   Shares -        35,000
                   Warrants -       8,750
                   Total -         43,750      43,750          *         None              None

A. ALFRED TAUBMAN
RESTATED REVOCABLE
TRUST
200 East Longlake Road
P.O. Box 200
Bloomfield Hills, MI
48303-0200  USA

                   Shares -        70,000
                   Warrants -      17,500
                   Total -         87,500      87,500          *         None              None

MARK BRENNAN
c/o Tokenhouse Capital
     & Research Inc.
137 St. Pierre Street
Suite P-105
Montreal, Quebec
CANADA H2Y 3TS
                   Shares -         2,443
                   Warrants -           0
                   Total -          2,443       2,443          *         None              None

SCOT   LAND
7214 - 237th
Ave., N.E.
Redmond, Washington
98053
                   Shares -         5,947       5,947                        0
                   Escrow -       125,000(4)                           125,000
                   Warrants -           0                                    0
                   Total -        130,947       5,947          *       125,000              *

DIMENSIONAL SOUND
3510 West Beltline Hwy.
Middleton, WI 53562
                   Shares -        25,000
                   Warrants -           0
                   Total -         25,000      25,000          *         None              None

                               ----------   ---------        -----   ---------             -----
                   Total -     11,960,655   4,416,907        59.2%   7,543,748             47.4%
                               ==========   =========        =====   =========             =====

(1)Includes Escrowed Performance Shares of Common Stock.

(2)Denominator includes all shares reserved for issuance on exercise of Options and Warrants.

(3)Clarion Finanz AG is a non-reporting investment company controlled by Carlo Civelli. Holdings of Mr. Civelli and Clarion Finanz AG are combined, and include all shares of the Company held of record or beneficially by either, and all additional shares over which either currently exercises full or partial control, without duplication through attribution.

(4)Allocation subject to acceptance of employment.

*Denotes less than 1% ownership.





                            PLAN OF DISTRIBUTION
    The shares of Common Stock held by the Selling Stockholders may be offered by them in varying amounts and transactions, from time to time, including through the facilities of NASDAQ, the VSE or such other exchange or reporting system where the Company Stock may be traded, at prices then obtainable and satisfactory to them so long as this Prospectus is then current under the rules of the Commission and the Registration Statement has not been withdrawn by the Company. Brokerage commissions may be paid or discounts allowed in connection with such sales; however, it is anticipated that the discounts allowed or commissions paid will be no more than the ordinary brokerage commissions paid on sales effected through brokers or dealers. To the knowledge of the Company, none of the Selling Stockholders has made any arrangements with a broker or dealer concerning the offer or sale of the Common Stock as of the date of this Prospectus. The Company will receive the proceeds from the exercise of Options and Warrants but the Selling Stockholders, not the Company, will receive the net proceeds of any sales of their Common Stock hereunder after payment of any discounts and commissions.
The Company has paid the professional fees and related costs of this Registration Statement from its general funds.

Registration Rights of Certain Selling Stockholders

    The Company has granted to the Selling Stockholders who are not affiliates of the Company and who acquired 3,121,107 shares of Common Stock (in private placements since July 27, 1994), and 296,000 shares issuable on exercise of Warrants issued in such private placements, certain registration rights with respect to those shares of Common Stock (herein the "Registrable Shares"). The Company also has agreed that if the Company proposes to register any of its securities under the 1933 Act in connection with the public offering of such securities for cash (other than a registration relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, or pursuant to a Rule 145 transaction) it will allow those holders to have their Registrable Securities included in such Registration Statement. The Company will agree to bear all registration expenses in connection with the registration of the Registrable Securities other than underwriting commissions.


                        DESCRIPTION OF CAPITAL STOCK

    The authorized capital of the Company consists of 50,000,000 shares of Common Stock (par value U.S. $.01) of which 18,871,429 are outstanding at August 16, 1996 and 1,000,000 shares of Preferred Stock (par value U.S. $.01). No preferred shares have been issued.

    All of the issued shares of Common Stock of the Company are fully paid and non-assessable. Subject to the release and performance conditions relating to Escrowed Performance Shares, all of the shares of Common Stock rank equally as to voting rights, participation in the distribution of the assets of the Company on a liquidation, dissolution or winding-up and the entitlement to dividends. Each share of Common Stock entitles the holder to one vote.
In the event of the liquidation, dissolution or winding-up of the Company or other distribution of assets of the Company, the holders of the Common Stock will be entitled to receive, on a pro-rata basis, all of the assets remaining after the Company has paid its liabilities. Subject to the rights granted to holders of Preferred Stock, which may be issued in the future, and the limitations on Escrowed Performance Shares, holders of the Common Stock are entitled to dividends only when and to the extent declared by the Board of Directors.

    Of the 18,871,429 shares of Common Stock currently issued and outstanding, 5,776,700 (30.6%) are classified as Escrowed Performance Shares, are held in escrow by the Company's transfer agent, Montreal Trust and will vest under the current escrow or under the modification arrangements, if approved.

    The Company has Options outstanding which could result in the issuance of up to 1,333,232 additional common shares of the Company and has Warrants outstanding which could result in the issuance of up to 316,500 additional shares of Common Stock of the Company. The Options have been granted to officers, directors and employees and the Warrants have been issued in private placements. Warrants are non-transferable and adjusted in the event of a share consolidation or subdivision or other similar change to the Company's capital. See "Executive Compensation" in the Company's Annual Report on Form 10-K or in its Proxy materials for further information with respect to the Options.

    The Board of Directors also is authorized to issue, without stockholder action, up to 1,000,000 shares of Preferred Stock. Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding, and the Company has no present plan for the issuance thereof. Preferred Stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or to make removal of management more difficult.
The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of the Company without any further action by the stockholders or discouraging bids for the Company's Common Stock at a premium. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock.

Application of California Corporations Code

    Although incorporated in Delaware, the business of the Company has been conducted through its operating subsidiary in the State of California.
Section 2115 of the California Corporations Code ("Section 2115") provides that certain provisions of the California Corporations Code shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California shareholders.

    An entity such as the Company can be subject to Section 2115 even though it does not itself transact business in California if, on a consolidated basis, the average of the property factor, payroll factor and sales factor is more than fifty percent (50%) deemed to be in California during its latest full income year and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporations with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities.
Since the Company currently would be deemed to meet these factors and does not currently qualify as a national market security on NASDAQ, it is subject to
Section 2115.

    During the period that the Company is subject to Section 2115, the provisions of the California Corporations Code regarding the following matters are made applicable to the exclusion of the law of the State of
Delaware: (i) general provisions and definitions; (ii) annual election of directors; (iii) removal of directors without cause; (iv) removal of directors by court proceedings; (v) filling of director vacancies where less than a majority in office were elected by the shareholders;
(vi) directors' standard of care; (vii) liability of directors for unlawful distributions; (viii) indemnification of directors, officers and others;
(ix) limitations on corporate distributions of cash or property;
(x) liability of a shareholder who receives an unlawful distribution;
(xi) requirements for annual shareholders meetings; (xii) shareholders' right to cumulate votes at any election of directors; (xiii) supermajority vote requirements; (xiv) limitations on sales of assets; (xv) limitations on mergers; (xvi) reorganizations; (xvii) dissenters' rights in connection with reorganizations; (xviii) required records and papers; (xix) actions by the California Attorney General; and (xx) rights of inspection.

Delaware Corporate Governance Issues

    As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law, an anti-takeover provision which generally prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination has been approved by the directors and shareholders as provided in the Company's Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation and Bylaws incorporate the provisions of Section 203. For purposes of Section 203, a "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock and approval of the holders of at least two-thirds of the voting stock is required to alter, amend or repeal the foregoing provisions.

   The Company has adopted certain provisions to limit the ability of stockholders to change corporate management. The Company's Certificate of Incorporation contains provisions which classifies the Board of Directors and provides that Board members may only be removed for cause and with the approval of the holders of two-thirds of the voting stock. The Certificate of Incorporation adopts the interested stockholder provisions described above. While these or similar provisions are commonly adopted by public corporations formed under Delaware law, such provisions may allow management to retain their positions in the Company and may discourage third parties from attempting to acquire control of the Company. As a result, stockholders of the Company may have reduced opportunities to sell their stock in transactions where third parties are seeking an interest in the Company and such third parties may be discouraged from undertaking transactions to acquire a significant interest in the Company.


                      SHARES ELIGIBLE FOR FUTURE SALE
    As of August 16, 1996, there were 18,871,429 Common Shares outstanding and 316,500 shares reserved for issuance on exercise of outstanding Warrants and 1,333,232 shares reserved for issuance on exercise of outstanding Options, representing in the aggregate a fully diluted total of 20,521,161 shares. Of that total, 8,145,444 or 40%, were held by persons who are officers, directors or holders of more than 5% of the Company's securities, or other persons deemed to be "affiliates" (together, "Affiliates"). Of the 8,145,444 shares held by Affiliates, 4,780,697 are Escrowed Performance Shares. All of the shares of Common Stock received by the Company's stockholders in exchange for their Spatializer-Yukon shares in the Domestication Transaction are currently eligible for sale in the U.S. except shares which were then held by Affiliates of the Company. Those shares, other than the Escrowed Performance Shares which are subject to the escrow limitations, are eligible for resale in the U.S., subject to the volume limitation, manner of sale and available public information requirement of Rule 144.


                   INDEMNIFICATION AND PERSONAL LIABILITY
                         OF OFFICERS AND DIRECTORS

    The Company's Certificate of Incorporation contains a provision authorized by Delaware law which eliminates the personal liability of a director to the Company, or to any of its stockholders, for monetary damages for a breach of his fiduciary duty as a director, except in the case where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law, or obtained an improper personal benefit. This provision has no effect on the availability of equitable remedies, such as an injunction or rescission for breach of fiduciary duty, including the duty of care. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

    The Company's bylaws obligate it to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law, in respect of expenses, judgments, penalties, fines, and settlement of claims paid or incurred, including those resulting from liability under the 1933 Act, if the indemnitee acted in good faith and in what he or she reasonably believed to be in, or not opposed to, the best interest of the Company, and, in the case of criminal action, if the indemnitee had no reasonable cause to believe his or her conduct was unlawful. The right to indemnity conferred by the Bylaws is a contractual right.

    Such indemnification may be made against (a) expenses (including attorneys' fees), judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred in connection with any threatened, pending or completed action, suit or proceeding (other than an action by, or in the right of, the Company) arising out of a position with the Company (or with some other entity at the Company's request), and (b) expenses (including attorneys'
fees) and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or suit by, or in the right of, the Company, unless the director or officer is found liable to the Company and an appropriate court does not determine that he or she is nevertheless fairly and reasonably entitled to indemnification.

    In certain circumstances, Delaware law permits advances to cover such expenses before a final determination that indemnification is permissible. Delaware law requires indemnification for expenses in certain circumstances and, in others, requires that the indemnification be approved by a majority vote of directors not involved in the event. In certain actions brought by or on behalf of the Company against a person, indemnification of that person is available only after a judicial determination by the Court in which the matter was heard. To the extent that an indemnitee is successful in the defense of any proceeding, he or she is entitled to be indemnified against actual and reasonable expenses incurred in connection with such defense. The Company's bylaws establish procedures pursuant to which such a determination may be made.

    Delaware law permits the Company to enter into written agreements confirming (and in certain cases, extending its obligations to) the purchase of insurance on behalf of any director, officer, employee or agent of the Company or other corporation, partnership, joint venture, trust or other enterprise whether or not the Company would have the power to indemnify such insured under Delaware law, against liabilities arising out of their positions with the Company. To date, the Company has not obtained any such insurance.

    Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


                               LEGAL MATTERS

    The validity of the Common Stock offered hereby will be passed upon for the Company by Brand Farrar Dziubla Freilich & Kolstad, LLP.

                                 EXPERTS
    The consolidated financial statements of Spatializer Audio Laboratories, Inc. and subsidiaries as of December 31, 1995 and 1994 and for the years ended December 31, 1995, for the fourmonth period ended December 31, 1994, and the years ended August 31, 1994 and 1993 have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

           [Outside Back Cover Pages of Prospectus]
    No person is authorized in connection with this Prospectus to give any information or to make any representations about the Company, the Selling Stockholders, the securities referenced herein or any matter referenced herein, other than the information and representations contained in this Prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of such securities in any jurisdiction or to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any distribution of securities in accordance herewith shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein or therein is correct as of any time subsequent to the date of such information.


TABLE OF CONTENTS                                                     Page
  Available Information  . . . . . . . . . . . . . . . . . . . . . . . . i
  Incorporation of Certain Documents by Reference  . . . . . . . . . . .ii
  The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
  Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
  Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
  Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . .10
  Selected Consolidated Financial Data . . . . . . . . . . . . . . . . .11
  Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . .24
  Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . .33
  Description of Capital Stock . . . . . . . . . . . . . . . . . . . . .33
  Shares Eligible for Future Sale. . . . . . . . . . . . . . . . . . . .35
  Indemnification and Personal Liability of
  Officers and Directors . . . . . . . . . . . . . . . . . . . . . . . .36
  Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
  Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37


SPATIALIZER AUDIO LABORATORIES, INC.
The Date of this Prospectus is ______________, 1996.

                                  PART II
                  INFORMATION NOT REQUIRED IN PROSPECTUS




ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


The following list itemizes all estimated expenses incurred by the Registrant in connection with this Registration Statement. The fees and expenses of the Selling Stockholders are being paid by the Company.

           Registration Fees              $    6,093.00
           Transfer Agent Fees            $      500.00*
           Printing and Engraving Costs   $    7,000.00*
           Legal Fees                     $   20,000.00*
           Accounting Fees                $   10,000.00*
           Miscellaneous                  $    5,000.00*
           TOTAL                           $  48,593.00*
                        *  Estimated.


ITEM 15.         INDEMNIFICATION OF DIRECTORS AND OFFICERS
    The Company is incorporated in Delaware.  Under Section 145 of the General
Corporation Law of the State of Delaware (the "DGCL"), a Delaware corporation generally has the power to indemnify its present and former directors and officers against expenses and liabilities incurred by them in connection with any suit to which they are, or are threatened to be made, a party by reason of their serving in those positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The statute expressly provides that the power to indemnify authorized thereby is not exclusive of any rights granted under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Company's
Certificate of Incorporation contains the following provision:

                                 "ARTICLE IX
                              INDEMNIFICATION

     SECTION 1. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the corporation, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by Delaware law and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this
Section 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this
Section 1 and the relevant provisions of Delaware law and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

     SECTION 2. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by Delaware law and any other applicable law as from time to time in effect. Such right of indemnification shall not be deemed to be exclusive of any other rights to which any such person may be entitled apart from the foregoing provisions."

  Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for B reach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for such breach of the director's duty of loyalty to the corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

    The Company's Certificate of Incorporation contains the following relevant provision:

                                 "ARTICLE X
                   LIABILITY FOR BREACH OF FIDUCIARY DUTY

    To the fullest extent permitted by Delaware law, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. In furtherance thereof, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General
Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of directors shall be eliminated or limited to the full extent authorized by the General Corporation Law of the State of Delaware, as so amended."

  The Company's Bylaws obligate it to indemnify the Corporation to indemnify its directors, officers, employees and other agents to the fullest extent permitted by Delaware law, in respect of expenses, judgments, penalties, fines, and settlement of claims paid or incurred, including those resulting from liability under the Act, if the indemnitee acted in good faith and in what he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and, in the case of criminal action, if the indemnitee had no reasonable cause to believe his or her conduct was unlawful. The
Bylaws provide:

                                "ARTICLE VI
                              Indemnification

    SECTION 1. Directors and Officers. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or an officer of the Corporation, against expenses
(including, but not limited to, attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time may be in effect. Such right of indemnification shall not be deemed to be exclusive of any right to which such director or officer may be entitled apart from the foregoing provisions. The foregoing provisions of this
Section 1 shall be deemed to be a contract between the Corporation and each director and officer who serves in such capacity at any time while this
Section 1 and the relevant provisions of the General Corporation Law of the State of Delaware and other applicable law, if any, are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing, with respect to any state of facts then or theretofore existing, or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon any such state of facts.

    SECTION 2. Agents and Employees. The Corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses
(including, but not limited to, attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the extent and in the manner set forth in and permitted by the General Corporation Law of the State of Delaware and any other applicable law as from time to time may be in effect.
Such right of indemnification shall not be deemed to be exclusive of any other right to which any such person may be entitled apart from the foregoing provisions."

                                  *  *  *
  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.
The preceding discussion of the Company's Certificate of Incorporation,
Bylaws and Section 145 of the DGCL is qualified in its entirety by reference to the complete text of the Company's Certificate of Incorporation and Bylaws
which are incorporated by reference as Exhibits to this Registration Statement.


ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
2.1* Desper-Spatializer Reorganization Agreement dated January 29, 1992.
     (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

2.2* Arrangement Agreement dated as of March 4, 1994 among Spatializer-Yukon,
     DPI and Spatializer Delaware. (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No.
     33-90532, effective August 21, 1995.)

3.1* Certificate of Incorporation of Spatializer-Delaware as filed February
     28, 1994.  (Incorporated by reference to the Registrant's Registration
     Statement on Form S-1, Registration No. 33-90532, effective August 21,
     1995.)

3.2* Amended and Restated Bylaws of Spatializer-Delaware. (Incorporated by reference to the Registrant's Registration Statement on Form S-1,
     Registration No. 33-90532, effective August 21, 1995.)

4.1* Form of Subscription Agreement for August 1994 Private Placement.
     (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.2* Form of Subscription Agreement for November 1994 Private Placement.
     (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.3* Form of Spatializer-Yukon Incentive Stock Option Agreement. (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.4* Spatializer-Delaware Incentive Stock Option Plan (1995 Plan).
     (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.5* Performance Share Escrow Agreements dated June 22, 1992 among Montreal
     Trust Company of Canada, Spatializer-Yukon and certain shareholders with respect to escrow of 2,181,048 common shares of Spatializer-Yukon.
     (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

4.6* Spatializer-Delaware 1996 Incentive Plan (Incorporated by reference to the
     Registrant's Proxy Statement dated June 25, 1996 and previously filed with the Commission.)

4.7    Form of Subscription Agreement for 1995 Private Placements.
5.1** Opinion of Brand Farrar Dziubla Freilich & Kolstad, LLP concerning legality of unissued securities subject to registration.

10.1***  License Agreement dated June 29, 1994 between DPI and MEC.
         (Incorporated by reference to the Registrant's Registration
         Statement on Form S-1, Registration No. 33-90532, effective August
         21, 1995.)

10.2***  License Agreement dated November 11, 1994 between DPI and ESS.
         (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

10.3*  License Agreement dated June 10, 1994 between Joel Cohen and DPI.
       (Incorporated by reference to the Registrant's Registration Statement on Form S-1, Registration No. 33-90532, effective August 21, 1995.)

10.4*  Real Property Lease for executive offices in Woodland Hills, California
       (effective April 7, 1995).  (Incorporated by reference to the
       Registrant's Registration Statement on Form S-1, Registration
       No. 33-90532, effective August 21, 1995.)

10.5*  Employment Agreement between DPI and Stephen Desper dated December 16,
       1991.  (Incorporated by reference to the Registrant's Registration
       Statement on Form S-1, Registration No. 33-90532, effective August 21,
       1995.)
10.6*  Employment Agreement between DPI and Steven Gershick dated December 16,
       1991.  (Incorporated by reference to the Registrant s Registration
       Statement on Form S-1, Registration No. 33-90532, effective August 21,
       1995.)

10.7*  Employment Agreement between MDT and Irwin Zucker dated June 24, 1996.
       (Incorporated by reference to the Registrant's Report on Form 8-K for the event occurring on June 24, 1996.)

11.1*  Computation of Loss Per Common Share.  (Incorporated by reference to
       Registrant's Report on  Form 10-QA, dated September 10, 1996.)

21.1* Schedule of Subsidiaries of the Company. (Incorporated by reference to Registrant's Report on Form 10-QA, dated September 10, 1996.)

23.1 Consent of KPMG Peat Marwick LLP, independent certified public accountants.

23.2**  Consent of Brand Farrar Dziubla Freilich & Kolstad, LLP.

Schedules - None required.


__________________

*    Previously filed.
**   To be filed by amendment.
***  Portions subject to request for confidential treatment.  The confidential portions omitted have been filed separately with the Commission.

ITEM 17.  UNDERTAKINGS
     A.   The undersigned registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement and to the extent that the change arises from any increase or decrease in the volume of securities offered or a change in the estimated offering range of the securities so offered, as applicable, to reflect the same in a post-effective amendment or, in the event that such change in the maximum offering price is less than twenty percent, to reflect the same in a prospectus filed pursuant to Rule 424(b); and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

 SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Los
Angeles, State of California on September 9, 1996.

                         SPATIALIZER AUDIO LABORATORIES, INC.


                         By:
                             Name:  Steven D. Gershick
                             Title:   President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature                   Title                             Date

/s/Stephen W. Desper      Director, Vice Chairman of the
- --------------------      Board                            September 9, 1996
Stephen W. Desper

/s/Steven D. Gershick     Director, Cahirman of the Board,
- ---------------------     President and Chief Executive
Steven D. Gershick        Officer                          September 9, 1996

/s/Wendy M. Guerrero
- --------------------      Chief Financial Officer          September 9, 1996
Wendy M. Guerrero

/s/Carlo Civelli
- ----------------          Director                         September 9, 1996
Carlo Civelli

/s/David Foster
- ---------------           Director                         September 9, 1996
David Foster

/s/James D. Pace
- ----------------          Director                         September 9, 1996
James D. Pace

/s/Jerold H. Rubinstein
- -----------------------   Director                         September 9, 1996
Jerold H. Rubenstein

/s/Gilbert N. Segel
- -------------------       Director                         September 9, 1996
Gilbert N. Segel

EXHIBITS
EXHIBIT 4.7
SUBSCRIPTION AGREEMENT

Exchange Issuer - (Non-Exempt Purchaser)

Securities Act (British Columbia)

[Regulation Section 55 (2)(4) Exemption - Over Cdn. $97,000]


TO:Spatializer Audio Laboratories, Inc.
20700 Ventura Blvd., Suite 134
Woodland Hills, CA   91364-2357
Phone: (818) 227-3370

AND TO:Vancouver Stock Exchange


The undersigned has been advised that the securities described herein have been offered only to persons who are "sophisticated" and who are "accredited investors", as defined later herein, and that the minimum subscription is Cdn. $97,000, and the undersigned acknowledges and represents that he meets such qualifications.

The undersigned, as Principal, hereby unconditionally subscribes for and offers to purchase the securities of Spatializer Audio Laboratories, Inc. (the
"Issuer" or the "Company") more particularly described in paragraph 1 below
(the "Securities") at the price set out in such paragraph 1, upon and subject to the following terms and conditions:

1.The Securities shall consist of the number of units specified below (the "Units"), each unit consisting of one fully paid and non-assessable share (the "Shares") in the capital of the Issuer and one-quarter of one one-year non-transferable share purchase warrant (the "Warrants"). The purchase price for the Securities shall be as set forth below in this paragraph 1. One Warrant shall entitle the holder thereof to purchase one additional share in the capital of the Issuer at any time up to and including the close of business for a period of twelve months from the Payment Date for the Securities hereunder, at an exercise price per share as set forth below in this paragraph 1. The Payment Date is defined as the earlier of the date of issue of the Securities or the date this Agreement has been executed by all parties thereto.

The undersigned subscribes for the Securities (all amounts in this Agreement are denominated in Canadian currency except as otherwise noted):


NUMBER OF UNITS  PRICE  PER UNIT   TOTAL PURCHASE PRICE   EXERCISE PRICE OF
                                                              WARRANTS

    --------     -----    -----       ---------------       -------------







The total purchase price of the Securities shall be delivered to the Issuer concurrently with the execution hereof. The Securities will be issued and registered in the name of the undersigned at the address indicated on the signature page.

2.The subscription and offer made herein shall be subject to acceptance by the Issuer, which need not be given until (i) the Issuer has received confirmation from the solicitors for the Issuer based on the information set forth herein that the issuance of the Securities as provided for herein is exempt from the registration and prospectus requirements of the Securities Act (British Columbia) (the "BC Act") or any other applicable legislation, and (ii) the Issuer has received subscriptions for issuances exempt from such registration and prospectus requirements covering the following minimum number of Units in the aggregate.

Minimum number of Units in the aggregate in this Offering:    ________ Units

Following acceptance by Issuer, Issuer will direct a copy of this Subscription Agreement to Subscriber, with the Issuer's acceptance endorsed thereon. Any agreement so reached shall be further subject to approval by the Vancouver Stock Exchange and any other stock exchange or regulatory authority having jurisdiction with respect to the Issuer (collectively the "Regulatory Authorities"). Provided such regulatory approval is received, the Securities will be allotted and issued to the undersigned within five business days following the date on which the Issuer has received the required approvals from the Regulatory Authorities (the "Closing Date").

3.If the Closing Date does not occur by 5:00 p.m. (Vancouver time) on the date which is sixty (60) days from the date of acceptance of the subscription herein by the Issuer, the undersigned shall be entitled to give written notice to the Issuer of its intention to terminate this agreement. If the Closing Date does not occur within thirty (30) days from date of receipt by the Issuer of such notice of the subscriber's intention to terminate, then this agreement shall terminate and all subscription funds advanced to the Issuer hereunder shall be repaid forthwith to the undersigned and in no event later than 15 days following the termination of such thirty day period.

4.The undersigned is aware that the Securities will be distributed under an exemption from registration and prospectus requirements under the BC Act and an exemption from the registration requirements of the United States Securities Act of 1933 (the "US 1933 Act"), and warrants and represents that the undersigned is not making this offer or acquiring the Securities as a result of any information about the material affairs of the Issuer that is not generally known to the public.

5.The undersigned declares that the Securities are being purchased by the undersigned as principal for investment purposes only; and not with a view to resale or distribution; that the undersigned will be the sole beneficial owner of the Securities; and that the aggregate acquisition cost of the Securities to the undersigned is not less than $97,000.

If the undersigned is a syndicate, partnership or other form of unincorporated organization, the undersigned warrants and represents that it was not created solely to permit purchases without a prospectus by groups of individuals whose individual share of the aggregate acquisition cost is less than $97,000.

The undersigned represents that the undersigned is a sophisticated purchaser.

The undersigned acknowledges that he has not been furnished with an offering memorandum.

6.The undersigned has been advised that accredited investor is defined in Regulation D, Rule 501 under the US 1933 Act as follows (in this Paragraph 6 all amounts are denominated in U.S. dollars):

Accredited investor shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

 (1)Any bank as defined in section 3(a)(2) of the {US 1933} Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the {US 1933} Act whether acting in its individual or fiduciary capacity, any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the {US 1933} Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment
  Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2)Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3)Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4)Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5)Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000,

(6)Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7)Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in 230.506(b)(2)(ii); [being so described as a person who either alone or with his purchaser representative has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment]; and

(8)Any entity in which all of the equity owners are accredited investors.


7.The undersigned represents and acknowledges that the undersigned:

i)Is a sophisticated purchaser as described in Paragraph 5 above.

ii)Is an accredited investor as described in Paragraph 6 above under the following subsection of such Paragraph _______. (Here please indicate the applicable subparagraph in Paragraph 6.)

iii)Is purchasing the Securities as principal for investment purposes only and not with a view to resale or distribution except as may lawfully be permitted and that the undersigned will be the sole beneficial owner of the Securities.

iv)Has paid an aggregate acquisition cost no less than the amount set forth on the first page hereof, and created solely to permit purchases without a prospectus by groups of individuals whose individual share of the aggregate cost is less than such amount.

8.The undersigned undertakes to hold any Securities acquired hereunder for the period of twelve months from the Payment Date, unless disposed of pursuant to an exemption available under the BC Act or the Regulation thereto or pursuant to a ruling of the Superintendent of Brokers for British Columbia and, prior to disposition, approval of the disposition is received from the Vancouver Stock Exchange.

9.The undersigned acknowledges being advised as follows as to restrictions on resale of the securities purchased hereunder:

Canadian Restrictions.   The shares, warrants and shares to be purchased under
the warrants are subject to a one year hold period and legend condition and related obligations imposed under Vancouver Stock Exchange Rules and Sections 120 and 134 of the British Columbia Securities Act, commencing at the payment date, which provide in general that the first trade in any Securities acquired under the prospectus exemption may be made in accordance with the following rules:

(i)12 months have elapsed from the Payment Date;

(ii)if the undersigned is an insider of the Company, the Company is not in default of any requirement of the Act or the Regulation thereto;

(iii)the trade is not a distribution from the holdings of a control person;

(iv)no unusual effort is made to prepare the market or to create a demand for the Securities;

(v)no extraordinary commission or consideration is paid in respect of the trade; and
(vi)the trade is made in compliance with the laws and regulations of any jurisdiction other than British Columbia to which the trade may be subject.
In that regard it should be noted that Preliminary Note 6 to Regulation S under the United States Securities Act of 1933 states:

"Regulation S is available only for offers and sales of securities outside the United States. Securities acquired overseas, whether or not acquired pursuant to Regulation S, may be resold in the United States only if they are registered under the Act or an exemption from registration is available."

United States Restrictions.   The securities and any other securities
issuable upon exercise of any rights or warrants which are a part of the securities are and will be "restricted securities" under the United States federal securities laws in that such securities will be acquired from the Company in a transaction not involving a public offering. Under applicable laws and regulations such securities may be sold only pursuant to a registration statement or in circumstances in which an exemption from registration is available.

Rule 144.   Resale in the United States of restricted securities is governed by the provisions of SEC Rule 144, which generally provides that restricted securities or securities in the hands of affiliates (generally, insiders) are subject to manner of sale, available public information and volume limitations and, if the securities are restricted, must be held for a substantial period prior to resale (a holding period of two years in the ordinary situation and three years in the absence of publicly available information about the Company, with all applicable obligations generally continuing in the case of affiliates). The two or three years periods with respect to warrants and securities which are exercisable or convertible into other securities may be measured from the time of exercise or conversion and thus may continue beyond the two or three year period applicable to securities being currently acquired.

Regulation S.   The SEC in its Regulation S has announced that offers and sales of securities deemed made "outside the United States" are not required to be registered under the Act. The conditions under which resales of securities may be deemed so made are set forth in SEC Rules 903 and 904 under such Regulation S. Rule 904 provides in general that an offer or sale of securities by any person other than the issuer, a distributor, any of their respective affiliates (or agents of the foregoing) shall be deemed to occur outside the U.S. if (i) the offer or sale is made in an "offshore transaction" and (ii) no directed selling efforts are made in the U.S. by the seller, an affiliate or their agents. An offer or sale is made in an "offshore transaction", in general, if the offer is not made to a person in the United States and either (a) the buy order is made or reasonably believed to be made outside the United States or (b) the transaction is executed in, on or through the facilities of a "designated offshore securities market" and the sale is not pre-arranged with a buyer in the United States. The Vancouver
Stock Exchange is explicitly recognized as a designated offshore securities market. Resales by persons who are affiliates of an issuer only by virtue of holding the position of officer or director are also governed by Rule 904 of Regulation S. Resales by persons otherwise deemed affiliates (such as by virtue of levels of share ownership deemed to amount to "control") are regarded as equivalent to sales by the issuer, and are thus governed by Rule 903 of Regulation S which imposes additional conditions, and to which specific reference should be made in the case of any such intended resales.

10.Purchaser has received and reviewed all information Purchaser considers necessary or appropriate for deciding whether to purchase the Securities. Purchaser further represents that Purchaser has had an opportunity to ask questions and receive answers from the Company and its officers and employees regarding the terms and conditions of purchase of the Securities and regarding the business, financial affairs and other aspects of the Company and has further had the opportunity to obtain any information (to the extent the Company possesses or can acquire such information without unreasonable effort or expense) which Purchaser deems necessary to evaluate the investment and to verify the accuracy of information otherwise provided to Purchaser.

11.Without in any way limiting the representations set forth above, Purchaser further agrees not to make any disposition of all or any portion of the Securities purchased hereunder or issuable upon exercise of conversion or other rights which are a part of the Securities unless and until:

(a)There is then in effect a registration statement under the US 1933 Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

(b)(i) Purchaser shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by the Company Purchaser shall have furnished Company with a written opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of any securities under the Act or the consent of or a permit from appropriate authorities under any applicable state securities law. Purchaser understands that the Company will not require opinions of counsel for transactions made pursuant to SEC Rule 144, provided it is furnished all certificates and other information it may reasonably request to permit it to determine that the subject disposition is, in fact, exempt from the registration requirements of the Act pursuant to SEC Rule 144.

(c)In the case of any disposition of any of the Securities and any other securities issuable upon exercise of any conversion or other rights which are a part of the Securities pursuant to SEC Rule 144, in addition to the matters set forth in paragraph 11(b) above, Purchaser shall promptly forward to the Company a broker satisfactory to the Company evidencing compliance with SEC Rule 144. If SEC Rule 144 is amended or if the SEC's interpretations thereof in effect at the time of any such disposition by Purchaser have changed from its present interpretations thereof, Purchaser shall provide the Company with such additional documents as it may reasonably require.

12.If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock or other securities under the U. S. Securities Act of 1933 (the "Act") (other than a registration relating solely to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan, relating to a Rule 145 transaction or a registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registerable Securities) or to qualify the distribution of any of its stock or other securities under the prospectus requirements of British Columbia law by filing a Prospectus in British Columbia (both "registration" and "qualification" being herein referred to as "registration"), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each such Holder given within twenty (20) days after mailing of such notice by the Company, the Company shall, subject to the provisions further contained herein, cause to be registered all of the Registrable Securities that each such Holder has requested to be so registered.

(1)As a condition precedent to the obligations of the Company hereunder, the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities.

(2)The Company shall bear and pay all costs of and incidental to any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Paragraph 12 for each Investor (which right may be assigned), including (without limitation) all registration, filing, and qualification fees, printers' and accounting fees relating or apportionable thereto and the reasonable fees and disbursements of one (1) counsel for the selling Holders and the Holders will bear and pay their prorata portion of any underwriting discounts and commissions.

(3) In connection with any offering involving an underwriting of shares, the Company shall not be required under Paragraph 12 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it, and then only in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering by the Company.

13.Purchaser understands that the certificates evidencing the Securities and any other securities issuable upon exercise of any conversion or other rights which are a part of the Securities may bear one or all of the following legends:

(a)'THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED
OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT
REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.'

(b)Any legend required by applicable state securities laws.

(c)The legend required by applicable Canadian federal or provincial securities laws, and by the Vancouver Stock Exchange which must state that the security represented by the certificate is subject to a hold period and may not be traded in British Columbia until the expiry of the hold period except as permitted by the Securities Act (British Columbia) and regulations made under the Act, and must state the date the hold period expires.

14.The Issuer's acceptance of the subscription herein shall be indicated by executing and delivering to the undersigned a copy of this agreement, and shall be effective as of the date therein specified. Upon acceptance, the Issuer will use its best endeavors to obtain the approval of the Regulatory Authorities and to do or cause to be done all such other things as may be required in order to proceed with the issuance of the Securities, as soon as reasonably possible.

15.This agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia.

16.The undersigned and the Issuer agree that they will each execute or cause to be executed and delivered all such further and other documents and assurances, and do and cause to be done all such further acts and things as may be necessary or desirable to carry out this agreement according to its true intent, and to secure the approval of the Regulatory Authorities hereto.

17.The agreement constituted by the acceptance of the subscription herein by the Issuer constitutes the entire agreement between the parties in respect of the subject matter hereto and supersedes any and all prior agreement, representations, warranties or covenants, express or implied, written or verbal, except as may be expressed herein.

18.This agreement shall enure to the benefit of and be binding upon the parties and their respective heirs, executors, administrators, successors and assigns.

19.Any notice required or permitted to be given hereunder shall be in writing, addressed to the party at its address as set out herein (or at such other address as a party may provide in writing to the other) and shall be deemed to have been given, if delivered, when delivered; or if telegraphed or telexed, on the date after the date of telegraphing or telexing; or if mailed by registered mail in Canada, on the third business day after the date of mailing ( except during the period of any interruption in the normal postal service within Canada).

20.DATED at __________________________, this ______ day of ____________, 1996.

Name of Subscriber (Please Print):_______________________________________
Per:_______________________________________
Authorized Signatory
Official Capacity:_______________________________________

Name of individual whose signature appears above, if different from name of
Subscriber:


Address of Subscriber:_______________________________________
_______________________________________
_______________________________________
_______________________________________

 The foregoing Subscription is accepted by the Issuer this ________day of__________, 1996.


SPATIALIZER AUDIO LABORATORIES, INC.
Per:________________________________________
Authorized Signatory

EXHIBIT 23.1
ACCOUNTANTS' CONSENT



The Board of Directors
Spatializer Audio Laboratories, Inc.


We consent to the use of our report incorporated by reference herein and to the references to our firm under the headings "Selected Consolidated Financial Data" and "Experts" in the prospectus.


KPMG Peat Marwick LLP

Los Angeles, California
September 9, 1996




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